UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 12, 2006

TIME AMERICA, INC.

(Exact name of registrant as specified in its charter)

Nevada	33-58694	13-3465289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8840 East Chaparral, Suite 100 Scottsdale, Arizona		85250
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 296-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On April 12, 2006, Time America, Inc. (the “Company”) and Unitime Systems, Inc. (“Unitime”) closed on the sale of certain of the Company’s direct sales assets to Unitime pursuant to an Asset Purchase Agreement between the parties. Under the terms of the agreement, Unitime purchased certain assets associated with the Company’s direct sales business, including a copy of the source code and other intellectual property relating to the Company’s NETtime, HourTrack and GENESIS time and attendance software products, related ASP and maintenance contracts, and certain specified direct channel sales opportunities. The sale is deemed effective as of March 31, 2006.

The sale generated cash to the Company at closing of approximately $530,000. The purchase price under the agreement included cash payable to the Company at the closing in consideration for a copy of the source code and related intellectual property. The consideration for the ASP and maintenance contracts was determined based on multiples of the projected annualized revenues under such contracts. 100% of the total consideration for the customer ASP contracts and 40% of the total consideration for the maintenance contracts was paid to the Company in cash at the closing. The remaining consideration for the maintenance contracts is payable quarterly over the next 14 months. The Company will also be transitioning over additional ASP customers over the next six months that will be paid for at the time of transfer. Additionally, for the 12-month period following the closing, Unitime is obligated to pay the Company monthly royalty payments equal to 27.5% of the revenues Unitime generates in connection with direct channel sales opportunities specified at closing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME AMERICA, INC.

Date: April 18, 2006	By:	/s/ Craig J. Smith
Name: Craig J. Smith Title: Chief Financial Officer